September 4, 1996





Atlantic Pharmaceuticals, Inc.
142 Cypress Point Road
Half Moon Bay, CA 94019
Attn:    J.D. Lindjord, President and CEO

Dear Sirs:

     This letter (this "Agreement") will confirm the understanding and agreement between Paramount Capital, Incorporated ("Paramount") and Atlantic Pharmaceuticals, Inc. (the "Company") as follows:

     1. The Company hereby engages Paramount, and Paramount hereby accepts such engagement effective as of April 15, 1996 (the "Effective Date"), on a non-exclusive basis to render financial advisory services to the Company. The term of Paramount's engagement hereunder shall extend from the Effective Date hereof through June 15, 1996 (the "Initial Term") and shall be renewed at the sole option of the Company on a monthly basis thereafter (the Initial Term and any renewals thereof being referred to as the "Term").

     2. The Company shall make available to Paramount all publicly available information concerning the business, assets, operations, financial condition and prospects of the Company which it reasonably requests in connection with the performance of its obligations hereunder.

     3. As compensation for the services rendered by Paramount hereunder during the Term, the Company shall pay Paramount as follows:

          (a) The amount of Five Thousand Dollars ($5,000) per month, payable in advance.

          (b) A retainer payable in warrants to Paramount or its designees to purchase 25,000 shares of the Company's common stock at an exercise price of $10.00. In the event that this Agreement is renewed beyond the Initial Term by the Company, the Company further agrees to issue to Paramount warrants to purchase an additional 25,000 shares of the Company's common stock at an exercise price equal to the price per share of the Company's common stock on the effective date of such renewal of this Agreement. The parties agree that no additional warrants will be issued in the event of additional renewals, unless agreed to in advance by the parties.

          (c) `If permitted by applicable regulations, upon the exercise of any warrants between the effective date of this Agreement and December 13, 1996, the Company shall pay Paramount 1% of any proceeds received.

     4. In addition, upon the closing of any Investment (as defined below) during the Term or during the twelve-month period following the expiration or earlier termination of the Term, the Company shall pay to Paramount a fee in an amount equal to 7% of the aggregate value of such Investment (payable in the same form as received by the Company (e.g., cash or stock) within 30 days of the receipt of such Investment by the Company) and shall issue to Paramount warrants to purchase an amount of securities equal to 10% of the securities sold by the Company in connection with such Investment at an exercise price of 110% of the price of such securities, exercisable until five years from the date of issuance of such warrants; provided, however, with respect to Investments made by parties listed on Schedule I, the Company shall pay to Paramount a fee in an amount equal to 5% of the aggregate value of such Investment and shall issue to Paramount warrants to purchase an amount of securities equal to 5% of the securities sold as part of such Investment at an exercise price of 110% of the price of such securities, exercisable until five years from the date of issuance of such warrants. For the purposes of this Agreement, an Investment shall be any sale of securities by the Company or its affiliates during the Term or during the twelve-month period following the expiration of the Term to an investor first introduced to the Company by or through Paramount during or prior to the Term. In the event that it could be reasonably interpreted that Paramount is entitled to compensation under this Agreement as well as any other agreement between Paramount and the Company, then this Agreement shall control unless such other agreement specifically states that it controls.

     5. The Company shall reimburse Paramount for its reasonable out-of-pocket expenses (including without limitation, reasonable professional fees and disbursements) incurred in connection with its engagement hereunder with respect to the services to be rendered by it; provided, however, that if any individual expense item shall exceed $500.00, Paramount agrees to obtain prior authorization for such item from the Company.

     6. Except as contemplated by the terms hereof or as required by applicable law or pursuant to an order entered or subpoena issued by a court of competent jurisdiction, Paramount shall keep confidential all material non-public information provided to it by the Company, if any, and shall not disclose such information to any third party, other than such of its employees and advisors as Paramount determines to have a need to know for a period of 2 years following the date of such disclosure. This provision shall not apply to any information which: (a) was in Paramount's possession or control prior to the date of disclosure; (b) was in the public domain or enters into the public domain through no


                                       2.

improper act on Paramount's part or on the part of any of Paramount's employees;
(c) is required to be disclosed by legal, administrative or judicial process; or
(d) is rightfully given to Paramount from sources independent of the Company.

     7. Except as required by applicable law, any advice to be provided by Paramount under this Agreement shall not be disclosed publicly or made available to third parties without the prior approval of Paramount, and accordingly such advice shall not be relied upon by any person or entity other than the Company.

     8. The Company agrees that Paramount has the right following the closing of a transaction initiated or negotiated by Paramount to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder subject to applicable regulatory restrictions and, provided that Paramount will submit a copy of any such advertisements to the Company for its prior approval.

     9. The Company shall indemnify each of Paramount, its successors and assigns, and the directors, officers, employees and agents thereof (the "Paramount Indemnities"), and hold each Paramount Indemnity harmless from and against, any and all liabilities, damages, losses, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees) (any of the foregoing, a "Claim") incurred by or asserted against any Paramount Indemnity, arising from, in connection with or occurring as a result of this Agreement or any introduction made pursuant hereto; provided, however, that this indemnity shall not apply to the extent that it is finally judicially determined that such claims resulted from the gross negligence or willful misconduct of Paramount.

     10. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     11. Subject to the provisions of paragraphs 3, 4, 5, 6, 7, 9 and 12 which shall survive any termination or expiration of this Agreement (including by operation of the preceding sentence), either party may terminate this Agreement at any time by giving the other party at least 10 days' prior written notice.

     12. This Agreement may not be amended or modified except in writing signed by each of the parties and shall be governed by and construed and enforced in accordance with the laws of the State of New York. Neither the making of this Agreement nor the performance of any of the provisions hereof shall be construed to constitute Paramount an agent, employee or legal representative of the Company for any purpose nor shall Paramount hold itself out to third parties as the Company's agent, employee or legal representative or otherwise bind the Company. The Company and Paramount hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States District Courts located in the City of


                                       3.

New York for any lawsuits, actions or other proceeding arising out of or relating to this Agreement and agree not to commence any such lawsuit, action or other proceeding except in such courts. The Company and Paramount hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or relating to this Agreement in the courts of the State of New York or the United States District Courts located in the City of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum. Any right to trial by jury with respect to any lawsuit, claim or other proceeding arising out of or relating to this Agreement or the services to be rendered by Paramount hereunder is expressly and irrevocably waived.

     If the foregoing correctly sets forth the understanding and agreement between Paramount and the Company, please do indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date hereof.

                                        PARAMOUNT CAPITAL, INCORPORATED


                                        By:  __________________________

                                        Title: ________________________

AGREED:

ATLANTIC PHARMACEUTICALS, INC.


By:  _______________________________________
Name:    J.D. Lindjord
Title: President and Chief Executive Officer


                                       4.

                                   SCHEDULE I


Fiduciary Trust


The Dreyfus Fund